UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   FORM 8-K


                                CURRENT REPORT



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):   November 21,1997



                            CENTURY REALTY TRUST
           (Exact name of registrant as specified in its charter)



             INDIANA                  0-7716                35-1284316
(State or other jurisdiction       (Commission             (IRS Employer
    incorporation)                  File Number)         Identification No.)



        823 Chamber of Commerce Building, Indianapolis, IN 46204
                (Address of principal executive offices)



Registrant's telephone number, including area code:  (317) 632-5467


                             Not applicable
       (Former name or former address, if changed since last report)




ITEM 2.  Acquisition or Disposition of Assets

On November 21, 1997, Century Realty Trust (the "Trust"), through a wholly-owned qualified R.E.I.T. subsidiary, CR Management, Inc. (the "Buyer"), acquired from a single unrelated seller, J. Scott Porter, and MP Realty Group of Richmond, Indiana (the "Seller"), the General Partner interest in five Limited Partnerships, each of which owned, as its principle asset, a single apartment property. Pursuant to the acquisition agreement, five new limited partnerships (the "Operating Partnerships") were formed to acquire the assets and liabilities from the five old partnerships (the "Selling Partnerships"). The operating partnerships issued, in the aggregate, approximately 285,000 operating partnership units (O.P. units) to the selling partnerships for their contribution of net assets, and approximately 2,900 O.P. units representing a one percent equity interest, to CR Management, Inc. The Buyer also assumed management control of the partnerships and their respective apartment properties. For its one percent equity interest, acquisition of the General Partner interest, and management control, the Buyer paid $687,500 in cash and assumed total General Partner responsibility for both the selling partnerships and the operating partnerships. In addition, the Trust agreed to use its best efforts to grant to each beneficial owner of O.P. units, within two years after closing, the right to exchange his/her units, on a one-for-one basis, for shares of beneficial interest of the Trust. After ten years from closing, the Trust, at its option, can require that any O.P. units not previously exchanged, be exhanged for Trust shares. At the time of closing, the average quoted Bid price of the Trust's shares of beneficial interest (OTC Electronic Bulletin Board) was $11.625 per share. The share-equivalent value of the 285,000 O.P. units ($3.3 million) plus the cash investment of $687,500 represents the approximate purchase price of the real estate and other assets ($14.3 million) less assumed mortgage debt and other liabilities ($10.7 million) of the operating partnerships. In the aggregate, the apartment properties represent 92.3% of the total partnership assets.



Following is a listing of the selling partnerships and operating partnerships:


        Selling                                    Operating

MP Realty Group
  - Barcelona Associates, L.P.              Barcelona Apartments, L.P.
MP Realty Group
  - Beech Grove Associates, L.P.            Beech Grove Apartments, L.P.
MP Realty Group
  - Hampton Court Associates, L.P.          Hampton Court Apartments, L.P.
MP Realty Group
  - Sheffield Square Associates, L.P.       Sheffield Square Apartments, L.P.
MP Realty Group
  - West Wind Terrace Associates, L.P.      West Wind Terrace Apartments, L.P.


Following is a description of the properties owned by the subject partnerships:

                                                                  Year
  Name                     Location                  Units        Built
Barcelona                Kokomo, IN                     64         1971
Beech Grove              Jeffersonville, IN            182         1973
Hampton Court            Indianapolis, IN               92         1980
Sheffield Square         New Albany, IN                152         1974
West Wind Terrace        Indianapolis, IN               96         1967



Each of the properties was built as a garden-style apartment community, and has been operated as such from its inception. It is the intent of the Trust that each property will continue to be operated as a multi-family apartment community. It is the further intent of the Trust to grant, within the two years specified in the acquisition agreement, to each beneficial owner of O.P. units, the right to exchange those units for shares of the Trust. The Trust expects that most O.P. unit holders will, over time, exercise their exchange option and that the Trust will, thereby, over time increase its equity ownership interest in the partnerships.

The cash investment and other transactional and organizational fees and expenses related to the acquisition was financed by $850,000 of short-term borrowings under the Trust's $3 million unsecured credit facility with NBD Bank, N.A. Subsequent to such borrowings, the Trust has a total of $2.75 million in loans outstanding under the credit facility.

The partnership valuations (purchase prices) which were negotiated with the Seller with respect to each selling partnership through their investment banker, were determined through an internal analysis by the Trust of the historical cash flows and fair market values of the acquired properties with adjustments for the Trust's estimates of the costs of operations. Those estimates were based on many years of experience by the Trust's management in operating multi-family apartment communities in Indiana of comparable ages and sizes.

The Seller is not, and never has been, affiliated with the Trust, any trustee or officer of the Trust or any associate of any such Trustee or officer, except that King R.Traub, an officer and trustee of the Trust, directly or indirectly, is a limited partner in four of the five selling partnerships. In the aggregate, Mr.Traub has a beneficial interest in 2,576 O.P. units which represents less than one percent of the total limited partner interests. Traub and Company, Inc., of which King R.Traub is a principal, was paid fees totaling $111,875 by the selling partnerships for its services as investment banker in this transaction. Mr. Traub, in his capacity as an officer and Trustee of the Trust, abstained from all discussions, negotiations and decisions related to this transaction.


ITEM 7. Financial Statements and Exhibits.

     (a) Financial statements for the properties acquired and noted in Item 2 are not available at this time and will be filed as soon as possible, but not later than 60 days from the date of this Form 8-K.

     (b)  Pro forma Financial Information.

          Pro forma financial statements of the Registrant reflecting the interests acquired and noted in Item 2 are not available at this time and will be filed as soon as possible, but not later than 60 days from the date of this Form 8-K.






                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                       CENTURY REALTY TRUST




Date: __________________               By:___________________________________
                                          John I. Bradshaw, Jr.
                                          Executive Vice President
                                          Secretary and Treasurer



Date: ___________________              By:___________________________________
                                          David F. White
                                          Controller